Exhibit 99.1

Catalent Pharma Solutions 14 Schoolhouse Road Somerset NJ 08873 USA T (732) 537 6200 F (732) 537 6480 www.catalent.com

Press release

Contact:

Investors - Cornell Stamoran (732) 537 6408 cornell.stamoran@catalent.com	Media - Patricia McGee (732) 537-6407 patricia.mcgee@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS APPOINTS

NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Somerset, NJ – March 5, 2009 — Catalent Pharma Solutions, Inc. announced today the appointment of John Chiminski as President and Chief Executive Officer, effective March 17, 2009. Mr. Chiminski will also serve as a member of the board of directors of Catalent. George Fotiades, who has been serving as President and Chief Executive Officer on an interim basis, will step down from the role effective the same date, but will continue to serve as Chairman of Catalent’s board of directors.

Mr. Chiminski, 45, most recently served as the President and Chief Executive Officer of GE Medical Diagnostics, a $1.9 billion division of GE Healthcare and the world leader in diagnostic imaging agents. In his twenty-one year tenure at GE, Mr. Chiminski has held senior management positions of increasing responsibility in a number of businesses, with a proven track record of driving new product innovation, operational performance improvements, and global growth. Mr. Chiminski received a Bachelor of Science from Michigan State University and a Master of Science from Purdue University, both in electrical engineering, as well as a Master of Management degree from the Kellogg School of Management at Northwestern University.

George Fotiades, Chairman of the Board and interim President and CEO, said, “I am pleased to welcome John to the Catalent executive team. He is an exceptional leader with a passion for serving the customer. His proven track record in innovation, operational excellence and achieving superior performance with global businesses is ideally suited to driving Catalent to reach its full potential.”

“I’m thrilled to be joining Catalent, a great business with a history of innovation and service excellence” Mr. Chiminski noted. “Catalent has unique technologies, a strong market position, and highly committed people around the world. I look forward to working with the Catalent team to extend these advantages to meet the growing needs of our customers.”

About Catalent

Headquartered in Somerset, New Jersey, Catalent Pharma Solutions is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. Catalent applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,100 at more than 30 facilities worldwide and in fiscal 2008 generated more than $1.8 billion of annual revenue. For more information, visit www.catalent.com.